Exhibit 5.1

New York City 170 Christopher Street New York, NY 10014	Hudson Valley 150 West Main Street Stony Point, NY 10980	Florida 429 Lenox Avenue, 4th Floor Miami Beach, FL 33139

July 2, 2021

Riley Exploration Permian, Inc.
29 East Reno, Suite 500
Oklahoma City, Oklahoma 73104

Re:	Riley Exploration Permian, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have reviewed the Registration Statement on Form S-3 (Registration No. 333-255104) (as amended or supplemented, the “Registration Statement”) filed by Riley Exploration, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) on April 7, 2021 under the Securities Act of 1933, as amended (the “Act”), and which was subsequently declared effective by the Commission on May 12, 2021. The Registration Statement relates to the offer and sale from time to time of up to an aggregate of $250,000,000 of the Company’s common stock, par value $0.001 (the “Common Stock”) and the Company’s preferred stock, par value $0.0001 (the “Preferred Stock”), as well as up to 16,721,922 shares the Company’s Common Stock that may be offered and sold by the Selling Stockholders named in the base prospectus (collectively, the “Securities”).

Pursuant to the Registration Statement, the Company has proposed to issue and sell 1,666,667 shares of Common Stock (the “Firm Shares”) and up to an additional 250,000 shares of Common Stock (the “Option Shares” and, together with the Firm Shares, the “Shares”) to cover the exercise of the underwriters’ option to purchase additional shares of Common Stock, all of which are proposed to be sold to the Underwriters (as defined below) pursuant to that certain Underwriting Agreement, dated as of June 30, 2021 (the “Underwriting Agreement”), between the Company and Truist Securities, Inc., as representative of the several underwriters listed in Schedule A to the Underwriting Agreement (the “Underwriters”).

In connection with this opinion and the registration, issuance and sale of the Shares, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the registration of the Securities and the issuance and sale of the Shares, (iii) the Registration Statement and the exhibits thereto, (iv) the base prospectus, dated May 12, 2021, filed with the Registration Statement relating to the offering of the Securities, (v) the preliminary prospectus supplement, dated June 29, 2021, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Shares (the “Preliminary Prospectus Supplement”), (vi) the final prospectus supplement, dated June 30, 2021, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Shares (the “Final Prospectus Supplement” and, together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”) and (vii) the Underwriting Agreement.

Riley Exploration Permian, Inc. July 2, 2021 Page 2

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth herein, we are of the opinion that the Shares are duly authorized, and when the Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, all in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

Our advice on every legal issue addressed in this letter is based exclusively on the federal securities laws of the United States and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws), in each case as currently in effect, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present federal securities laws of the United States or the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

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This opinion is furnished to you in connection with the filing of the Company’s Current Report on Form 8-K, which is incorporated by reference into the Registration Statement, and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and is not to be used, circulated, quoted or otherwise relied upon or otherwise referred to by any other person for any other purpose. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K and its incorporation into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours, /s/ di Santo Law PLLC